OPERATING AGREEMENT

OF

GATEWAY ETHANOL, L.L.C.

March 30, 2006

TABLE OF CONTENTS

Page

EXHIBITS

OPERATING AGREEMENT

This **OPERATING AGREEMENT** of **GATEWAY ETHANOL, L.L.C.** (the "Company") is adopted as of February 20, 2006, by its sole Member, **GATEWAY HOLDCO, L.L.C.** ("Holdco" or "Member"). Capitalized terms used herein and not defined elsewhere herein shall have the meanings assigned to such terms in **Article 1**.

RECITALS

WHEREAS, the Company was formed by the filing of Articles of Organization with the Secretary of State of the State of Kansas on August 29, 2005;

WHEREAS, Holdco shall purchase and acquire 100% of the Interests;

WHEREAS, Holdco desires to capitalize the Company in order to construct and operate a dry-mill ethanol plant in Pratt County, Kansas (the "Plant"); and

WHEREAS, Holdo desires to enter into this Agreement to define and express all of the rights, commitments, undertakings and other obligations with respect to the operation of the Company.

NOW, THEREFORE, incorporating the entire background herein by reference and intending to be legally bound, Holdco hereby agrees as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement and not defined elsewhere herein shall have the following meanings:

"Act" means the Kansas Revised Limited Liability Company Act, Kan. Stat. Ann. Ch. 17, Art. 76, 17-7662, et seq., as the same may be amended.

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the next to last sentences of Sections 1.704-(2)(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

"Affiliate" (whether or not capitalized) means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person (for the purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

"Agreement" means this Operating Agreement, as the same may be amended from time to time.

"Articles of Organization" has the meaning set forth in **Section 2.1** of this Agreement.

"Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or

corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

"Board" has the meaning set forth in **Article 6** of this Agreement.

"Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Kansas.

"Capital Account" means, with respect to any Member, such Member's Capital Account determined in accordance with **Section 5.8**.

"Capital Contribution" means, with respect to any Member, the amount of money or the initial Gross Asset Value of property (other than money) contributed to the Company by such Member pursuant to **Section 3.1**.

"Cash Available for Distribution" for any Fiscal Year or other period means the excess, if any, of (a) the sum of (i) gross cash receipts of any kind received by the Company during the period other than Capital Contributions or loans to the Company and (ii) any previously established reserves that the Board has determined are no longer required by the Company over (b) the sum of (i) all expenditures made by the Company for such Fiscal Year or other period, and (ii) any reserves established or increased by the Board which it deems reasonably necessary for the operation of the Company consistent with the Company Business, including, but not limited to, reserves for working capital, debt obligations, potential acquisitions and other cash requirements of the Company. Cash Available for Distribution shall not be reduced by any non-cash charges, including without limitation, depreciation and amortization, if any.

"Cash for Taxes" has the meaning set forth in **Section 5.9** of this Agreement.

"Change of Control" means, with respect to any Person, directly or indirectly, (i) a sale, merger, consolidation or similar transaction or series of related transactions involving such Person as a result of which the holders of 100% of the voting power of such Person immediately prior to such transaction or series of related transactions do not hold (either directly or indirectly) more than 50% of the voting power of such Person (or the surviving or resulting entity thereof) after giving effect to such transaction or series of related transactions, (ii) the sale of all or substantially all of the assets, properties or business of such Person, in a transaction or series of related transactions or (iii) any transaction or series of related transactions in which in excess of 50% of such Person's voting power is transferred to any other Person or group.

"Code" means the Internal Revenue Code of 1986, as amended. All references herein to Code sections shall include corresponding provisions of future federal tax statutes.

"Company" means Gateway Ethanol, L.L.C., a Kansas Limited Liability Company.

"Company Business" means the development, construction, maintenance, financing and operation of the Plant, and related activities including, without limitation, arrangements for hedging, feed stock procurement and offtake.

"Company Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

"Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

"Director" has the meaning set forth in **Section 6.2(a)** of this Agreement.

"Fair Market Value" means the fair market value of the relevant asset, as determined in good faith by the Board.

"Fiscal Year" has the meaning set forth in **Section 10.3** of this Agreement.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times: (a) the acquisition of an additional Interest in the Company (other than pursuant to the original purchase at the time of formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property (other than cash) as consideration for an Interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution.

"Indebtedness" means any debt or other indebtedness for borrowed money or any transaction which has a similar effect.

"Indemnitee" has the meaning set forth in **Section 8(a)** of this Agreement.

"Initial Capital Contribution" means, with respect to Holdco, the amount of its Initial Capital Contribution.

"Interest" means collectively the Members' economic rights and other interests in the Company, evidenced by the applicable Units, as Members as provided in this Agreement.

"Kansas Rate" has the meaning set forth in **Section 5.9** of this Agreement.

"Majority in Interest" means, as to any class of Interests or all Interests in the aggregate, as applicable, those Members whose Percentage Voting Interests in the aggregate are greater than fifty percent (50%) of the Percentage Voting Interests owned by all of the Members in such class or in the aggregate, as applicable.

"Member" means Gateway Holdco, L.L.C., a Limited Liability Company and any other Person subsequently admitted as a Member pursuant to this Agreement that owns any of the Company's Units.

"Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

"Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

"Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

"Noble" means Noble Americas Corp., a Connecticut corporation.

"Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

"Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

"Offered Units" means all Units proposed to be Transferred by a Member other than pursuant to a Permitted Transfer.

"Percentage Voting Interest" means a Member's voting Interest in the Company as determined by dividing (i) the number of Units held by such Member by (ii) the total number of Units outstanding.

"Permitted Transfer" means a Transfer pursuant to **Section 7.1(c)**.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, non-incorporated organization, government or any agency or political subdivision thereof or other entity.

"Plant" has the meaning set forth in the recitals to this Agreement.

"Prime Rate" means the fluctuating rate per annum equal to the "Prime Rate" listed daily in the "Money Rate" section of The Wall Street Journal or, if The Wall Street Journal is not published on a particular day, then the "Prime Rate" published in any other national finance journal or newspaper selected by the Board.

"Profit or Profits" and "Loss or Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in Profits or Losses), with the adjustments required to comply with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations and the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added back;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(iii) If the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into

account in the taxable year as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with this Agreement.

"Public Sale" means any Transfer pursuant to an underwritten public offering pursuant to an effective registration statement filed under the Securities Act.

"Regulations" mean the regulations promulgated under the Code, as the same may be amended or supplemented from time to time.

"Regulatory Allocations" have the meaning set forth in **Section 5.6(h)** of this Agreement.

"Securities Act" has the meaning set forth in **Section 4.6(f)** of this Agreement.

"Service" has the meaning set forth in **Section 10.5** of this Agreement.

"Subsidiary" means any corporation, limited liability company, limited or general partnership, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty (50%) percent of the outstanding equity or voting interests thereof.

"Substitute Member" means an assignee or transferee of an Interest with respect to which all consents and conditions of **Section 7.2** of this Agreement have been obtained.

"Supermajority in Interest" means, as to any class of Interests or all Interests in the aggregate, as applicable, those Members whose Percentage Voting Interests in the

aggregate are greater than eighty (80%) percent of the Percentage Voting Interests owned by all of the Members in such class or in the aggregate, as applicable

"Transfer" with respect to any Interest in the Company, means any sale, bequest, assignment, pledge, exchange, transfer, disposition, encumbrance or gift thereof, or attempt to deliver a security interest therein, whether voluntarily or by operation of law.

"Unit" means Units issued pursuant to **Article 3** hereof, which entitle the holder thereof to receive distributions of cash and property, allocations of Profits and Losses and other rights as set forth in this Agreement.

"Unreturned Capital Contribution" means an amount per Unit equal to the Initial Capital Contribution made by the Member, plus all additional Capital Contributions made by the Member less any distributions (other than tax distribution made pursuant to **Section 5.9**) made to such Member.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was organized as a Kansas limited liability company on August 29, 2005 by the filing of Articles of Organization ("Articles of Organization") with the Office of Secretary of State of the State of Kansas under and pursuant to the Act signed by Gordon B. Stull, as an "authorized person" within the meaning of the Act.

2.2 Name. The name of the Company is "GATEWAY ETHANOL, L.L.C.".

2.3 Registered Office; Registered Agent; Place of Business. The registered office of the Company shall be located at 307 S. Main Street, Pratt, Kansas 67124 and the registered agent at such location shall be Gordon B. Stull. The Company shall establish a place or places of business within or without the State of Kansas as determined by the Member.

2.4 Qualification in Other Jurisdictions. The Board shall cause the Company to be registered or qualified under its own name or under an assumed or

fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Member or to permit the Company lawfully to own property or transact business in such jurisdiction.

2.5 Principal Office. The Company's principal place of business shall be located in Pratt, Kansas or such place or places as may hereafter to be determined by the Board.

2.6 Term. The term of the Company shall commence on the date of filing the Articles of Organization with the Office of the Secretary of the State of Kansas, and shall be perpetual unless dissolved sooner pursuant to **Article 8** of this Agreement.

2.7 Purpose. The purpose for which the Company is formed is to engage in the Company Business.

2.8 Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

2.9 Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, Directors, employees or agents of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

ARTICLE 3

CAPITALIZATION

3.1 Grant of Units; Capital Contributions. The Company hereby grants to Holdco the Units set forth on **Exhibit A** for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

(a) Initial Capital Contribution

Holdco shall make an Initial Capital Contribution to the Company in the amount set forth next to its name on **Exhibit A**, simultaneously with the execution of this Agreement. Holdco shall make its Initial Capital Contribution by wire transfer of immediately available funds to a bank account designated by the Company or by contributing assets to the Company.

(b) Additional Contributions. Holdco shall not obligated to make any additional Capital Contributions in excess of its Initial Capital Contribution.

(c) Units. Each Member's Interest in the Company shall be represented by Units.

3.2 Withdrawal of Capital Contributions. No Member shall have the right to withdraw its Capital Contribution already made, or to receive any distributions from the Company, or to have its Units redeemed or repurchased, except as otherwise provided herein or determined by the Board. No Member shall have the right to demand or receive any Company property other than cash from the Company. No interest shall be paid to any Member on its Capital Contribution. No Member shall have priority over any other Member, either as to the return of its Capital Contribution or as to Profits, Losses or distributions, except as may be specifically set forth in this Agreement.

ARTICLE 4

MEMBERS

4.1 Members. The sole Member of the Company is Holdco. Holdco shall cease to be a Member when it no longer owns an Interest. **Exhibit A** shall be amended from time to time to reflect the resignation or withdrawal of Members, the admission of new Members pursuant to this Agreement, change in amount of Capital Contributions made by Members, and numbers of Units held by Members.

4.2 Admission of New Members; Capital Account "Book-Up".

(a) Subject to the terms of this Agreement, additional Persons may be admitted as Members with the unanimous consent of the Board and upon such other terms as the Board may determine. The Board shall admit as a Member any Person who (i) becomes a Substitute Member, or (ii) the Board shall have voted unanimously to

approve for admission and shall have executed an instrument agreeing to be bound by the terms and conditions of this Agreement.

(b) Upon the admission of a new Member in accordance with the Act and this Agreement, the Board shall adjust the Gross Asset Value of the Company assets as provided in clause (ii) of the definition of "Gross Asset Value", in its sole discretion, and adjust the Capital Account balances of the existing Members to reflect the resulting increase or decrease in the Gross Asset Value of the Company assets. After the adjustment, the new Member shall pay in its Capital Contribution and the Board shall establish a Capital Account for such new Member which shall be credited with the Capital Contribution of the new Member.

4.3 Withdrawal of a Member. No Member may withdraw or resign from the Company without the unanimous consent of the Members.

4.4 Voting. In any matter requiring the vote, consent, or approval of the Members, each Member shall be entitled to one vote per Unit. Unless otherwise provided herein, any decision requiring the approval of the Units shall be decided by the Majority in Interest of such Units.

4.5 Meetings of the Members.

(a) Meetings of Members. Except as otherwise specifically provided in this Agreement, special meetings of the Members may be called by the President or the Board by written notice to the Members given not less than five (5) nor more than thirty (30) days prior to the date of such meeting. Meetings shall be held at such place within or without the State of Kansas as is designated in the notice of the meeting.

(b) Quorum. At any meeting of the Members, a Majority in Interest of Units shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

(c) Written Consent. Any action of the Members may be taken without a meeting if the minimum Percentage Voting Interest of the Members required to approve such action, consent thereto in writing provided that prior notice of such proposed action shall have been provided to each Member.

(d) Meeting by Telephone. Meetings of the Members may be held by telephone conference or similar communications equipment.

(e) Proxies. A Member may authorize one or more Persons to act for such Member by proxy, provided the proxy is signed by such Member. A proxy shall not be valid after one (1) year from its date unless specified therein.

(f) Waiver of Notice. Any notice required under this Agreement for the holding of meetings of the Members may be waived by any Member by an instrument in writing signed by such Member either before or after the meeting to which such waiver relates.

4.6 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

4.7 Authority to Bind. Unless with the express written consent of the Board, no Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any liability or make any expenditures on behalf of the Company.

4.8 Participation in Management. Except as provided herein, no Member shall have any right to participate in or to control, manage, direct or operate the business and affairs of the Company. The exercise by a Member of any right or power conferred on it by the Agreement shall not be construed to constitute participation by such Member or the control, management, direction or operation by it of the business or affairs of the Company. No Member shall be liable for the exercise by it of any right or power conferred on it under this Agreement, which rights or powers may be exercised by such Member in its sole discretion.

ARTICLE 5

DISTRIBUTIONS; ALLOCATIONS

5.1 Distributions. The Company shall, to the extent permitted by law distribute all Cash Available for Distribution to the Members in accordance with their respective Unit ownership, at such times as the Board shall determine.

5.2 Capital Reserves. The Company shall establish a working capital reserve sufficient to fund the needs of the Company in such amounts and at such times the Board deems appropriate, in its sole discretion.

5.3 Withholding. The Members authorize the Company to withhold and pay over any taxes required by law to be payable by the Company as a result of any Member's participation in the Company. The payment of such withholding by a Member to the Company may be satisfied by offsetting the amount of such withholding against distributions of Cash Available for Distribution, if any, that would otherwise be made to such Member.

5.4 Allocations of Profits. After giving effect to the special allocations set forth in **Section 5.6**, Profits shall be allocated among the Members as follows:

(a) first, to the extent that an amount of Loss has been allocated under **Section 5.5** for a prior Fiscal Year and such allocation has not been offset by a subsequent allocation of Profit pursuant to this **Section 5.4(a)**, to the Members in proportion to, and in an amount equal to, the amount of Loss not so offset;

(b) second, to the Members, pro rata in accordance with their respective Unit ownership.

5.5 Allocations of Losses. After giving effect to the special allocations set forth in **Section 5.6**, Losses shall be allocated among the Members as follows:

(a) first, to the extent Profits have been allocated pursuant to **Section 5.4(b)**, to offset any Profits allocated pursuant to **Section 5.4(b)**; and

(b) thereafter the balance, if any, pro rata in accordance with their respective Unit ownership.

Notwithstanding the foregoing, Losses allocated to any Member pursuant to this **Section 5.5** shall not exceed the maximum amount of Losses that can be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this **Section 5.5**, Losses not allocable to a Member as a result of the limitation set forth in the preceding sentence shall be allocated to other Members without Adjusted Capital Account Deficits so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

5.6 Special Tax Allocations; Other Allocation Rules; Tax Allocations: Code Section 704(c).

(a) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this **Section 5.6(a)** shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in **Article 5** of this Agreement have been tentatively made as if this **Section 5.6(a)** were not in the Agreement.

(b) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this **Section 5.6(b)** shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this **Section 5.6** have been tentatively made as if **Section 5.6(a)** hereof and this **Section 5.6(b)** were not in this Agreement.

(c) Company Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of **Article 5** of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and

gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This **Section 5.6(c)** is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(d) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of **Article 5** of this Agreement, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This **Section 5.6(d)** is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their number of Units held.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code

Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(h) Curative Allocations. The "Regulatory Allocations" consist of the allocations pursuant to **Sections 5.6(a)** through **5.6(g)** hereof. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

(i) Other Allocation Rules.

(i) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(ii) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deductions, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(iii) The Members are aware of the income tax consequences of the allocations made by this **Section 5.6** and hereby agree to be bound by the provisions of this **Section 5.6** in reporting their shares of Company income and loss for income tax purposes.

(j) Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax

purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.7 Allocations in the Event of Transfer.

(a) If all or any portion of an Interest is transferred to a Substitute Member during any Fiscal Year, Profits, Losses, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and transferee, unless the Board elects to provide for an interim closing of the Company's books, pro rata in proportion to the number of days each Person owned such Interest during the period.

(b) Solely for purposes of allocating Profits, Losses and each item thereof as set forth in **Sections 5.4** and 5.5, the Company shall recognize the Transfer of such Interest not later than the end of the calendar month during which it receives written notice of such Transfer and the other requirements of **Article 7** hereof are satisfied, provided that if the Company does not receive a written notice stating the date such Interest was transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the calendar year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs, was the owner of the Interest. The Company and/or the Board shall incur no liability for making allocations and distributions in accordance with the provisions of this **Section 5.7**, whether or not the Members or the Company has knowledge of any Transfer of ownership of any Interest.

5.8 Capital Accounts.

(a) A "Capital Account" shall be maintained for each Member. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Section 704(b) of the Code. The Capital Account of each Member (i) shall be increased by (A) the cash amounts of such Member's Capital Contribution, (B) the Gross Asset Value of any property contributed to the Company by the Member as agreed to by the Board, less any Indebtedness to which such property is subject or which is assumed by the Company in connection with the contribution (except that any amount by which such Indebtedness exceeds such Gross Asset Value of the property shall be treated as a debit to the Member's Capital Account), and (C) such Member's share of Profits and any items in the nature of income and gain specially allocated to it, and (ii) shall be decreased by (A) the amount of cash and the Gross Asset Value of other property actually distributed to such Member by the Company less any Indebtedness to which such property is subject or which is assumed by the Member in connection with the distribution (except that any amount by which such Indebtedness exceeds such Gross Asset Value of the property shall be treated as a credit to the Member's Capital Account), and (B) such Member's share of Losses.

(b) In the event a Member Transfers all or any portion of its Interest in accordance with the provisions of this Agreement, the transferee shall succeed to the individual Capital Account of the transferor to the extent such Capital Account relates to the transferred Interest.

(c) It is the intent of this Agreement that each Member's allocations and distributions shall be made in accordance with Section 704(b) of the Code. If the Company is advised by legal counsel that any matter or matters contained in this Agreement are unlikely to be effective for federal income tax purposes, the Board is hereby granted the power to amend the allocation and/or distribution provisions of this Agreement, on the advice of legal counsel to the Company, to the minimum extent necessary to effect the allocation of Profits and Losses herein.

(d) No Member shall be required at any time to make any cash contribution to the Company by reason of any deficit balance in its Capital Account, and no such deficit balance shall increase or otherwise affect the liability of a Member to third parties.

5.9 Cash for Taxes. Notwithstanding any other provision herein, to the extent and as soon as the Company has cash available, the Company shall distribute to each Member for each Fiscal Year or short taxable year of the Company a minimum amount of cash equal to the tax liability, as determined by the Board, on each Member's allocable share of Profits under **Section 5.4**. The amount of cash to be distributed under this **Section 5.9** to each Member shall equal the product of each Member's allocable share of the Company's Profits multiplied by the highest combined federal, state and local income tax rate, taking into account the federal deduction for state and local taxes, as if the Person resided in Pratt, Kansas (the "Kansas Rate"). The distribution to each Member must be made no later than March 8 (to the extent cash is available) following the end of the Fiscal Year of the Company with respect to which the distribution is made, or as soon as cash is available, and in all cases preceding the next distribution to be made pursuant to **Section 5.1**. The amount of any such distribution shall reduce dollar for dollar the amounts thereafter distributable to such Member, and shall be treated for all purposes of this Agreement as having been distributed under **Section 5.1**.

5.10 Non-Cash Distributions. Whenever a distribution provided for in this **Article 5** shall be payable in property other than cash, including the distribution of any tax credit, the value of such distribution shall be deemed to be the Gross Asset Value of such property and shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash distributions.

ARTICLE 6

MANAGEMENT

6.1 Management of the Company. The management and control of the Company and its business and affairs shall be vested in the Board of Directors (the "Board"). Decisions of the Board shall be decisions of the "Manager" for all purposes under the Act.

6.2 Number, Term and Election.

(a) There shall be no more than ten (10) members of the Board (each, a "Director" and collectively, the "Directors") who shall be selected as hereinafter provided. The individuals serving as the Board of Directors of Holdco, as duly elected, constituted and qualified from time to time in accordance with the Operating Agreement

of Holdco shall also serve as the Directors of the Company. Board observers on the Holdco Board shall also be observers on the Company Board.

(b) No Director shall receive compensation from the Company for such Director's service as a Director other than reimbursement for all reasonable out-of-pocket expenses incurred by them in attending meetings of the Board.

6.3 Certain Limitations.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not and shall not allow any Subsidiary to, without the approval of a Supermajority in Interest of Units:

(i) sell, lease, or exchange all or substantially all of the assets of the Company or any Subsidiary;

(ii) consolidate, merge, recapitalize or take any similar action;

(iii) dissolve or file on behalf of the Company or any Subsidiary a Voluntary Bankruptcy;

(iv) engage in a transaction that may reasonably result in a Change in Control of the Company or any Subsidiary;

(v) create any Subsidiary (other than those existing on the date hereof);

(vi) incur or guarantee any Indebtedness to Members or Affiliates of Members;

(vii) make any loan(s) to any Member or Members;

(viii) any determination of the Company to sell the equity interests held in any direct or indirect Subsidiary of the Company;

(ix) establish or acquire, or permit a Subsidiary to establish or acquire, another entity, joint venture or business;

(x) change the management rights of the Company with respect to any of its Subsidiaries.

(xi) Enter into any contract, obligation, liability, disbursement or lawsuit settlement in excess of $1,000,000 which is not part of the then current Fiscal Year's approved Annual Operating or Capital Budget (provided that necessary expenditures to meet operational emergencies at the Plant may be incurred prior to Board approval if immediate action is required for the safety or operation of the Plant).

(b) Notwithstanding anything to the contrary contained herein, the Company shall not and shall not allow any Subsidiary to, without unanimous approval of the Members of Holdco:

(i) admit new Members in the Company;

(ii) to engage in any departure from the Company Business;

(iii) amend or change the rights or privileges of any class of Units;

(iv) amend the organizational documents of the Company or its Subsidiaries; or

(v) the acceptance of additional Capital Contributions or the issuance of additional Units.

(c) Notwithstanding anything to the contrary contained herein, no agreement between the Company and a Member or an Affiliate of a Member providing for the payment of fees for services to the Company on terms that are not at arm's length shall be entered into by the Company without the consent of all the Members.

6.4 Authority to Bind Company. Where an action has been duly authorized by the Board, any officer or any designated Director shall have the authority to act for or bind the Company in respect of such action.

6.5 Fiscal Planning. Prior to the beginning of each Fiscal Year of the Company, the Board shall approve as presented or modify as the Board shall deem appropriate, an Operating and Capital Budget prepared by the President and Treasurer.

6.6 Meetings of the Board.

(a) Special Meetings of the Board. Except as otherwise specifically provided in this Agreement, special meetings of the Board may be called by the President, the Secretary or any Director by written notice to the Directors given not less than two (2) nor more than thirty (30) days prior to the date of such meeting. Meetings shall be held at such place within or without the State of Kansas as is designated in the notice of the meeting.

(b) Regular Meetings of the Board. An annual meeting of the Board shall be held immediately following the annual meeting of Holdco for the purpose of carrying on such business as may properly come before the meeting. Other regular meetings of the Board shall be held quarterly, or at such other regular intervals as the Board determines, at which the business and prospects of the Company shall be reviewed and such other business and issues as may come before the meeting shall be addressed.

(c) Voting. Except for matters requiring a Supermajority in interest, an action approved by the majority of the voting Directors shall be the act of the Board. Except as specifically permitted or provided in this Agreement, each Director shall have only one vote.

(d) Written Consent. Any action of the Board may be taken without a meeting if a majority of the voting Directors consent thereto in writing provided that prior notice of such proposed action shall have been provided to each Director.

(e) Meeting by Telephone. Meetings of the Board may be held by telephone conference or similar communications equipment.

(f) Notice; Waiver of Notice. Notice of regular meetings of the Board shall be given to each Director not less than seven (7) days, and not more than thirty (30) days, before each regular meeting; such notice shall state the time and place of such meeting. Any notice required under this Agreement for the holding of meetings of the Board may be waived by any Director by an instrument in writing signed by such Director either before or after the meeting to which such waiver relates.

(g) Quorum. At any meeting of the Board, a majority of the voting Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any

meeting, a majority of those present may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

6.7 Officers.

(a) General Provisions. In addition to the officers contemplated by **Section 6.1** and the other provisions of this Agreement, the Board may elect such other officers and assistant officers as the Board may from time to time deem necessary. None of the officers shall be required to be a Member. Any two (2) or more offices may be held by the same Person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two (2) or more officers.

(b) Term of Office and Removal.

(i) Term. Subject to any other applicable provisions of this Agreement, each officer of the Company shall hold office until such officer's earlier resignation, retirement, removal from office, death, disability or until such officer's successor is appointed and assumes office. The election or appointment of an officer for a given term shall not be deemed to create contract rights.

(ii) Removal. Subject to any other applicable provisions of this Agreement, any officer may be removed, with or without cause, by the Board, without prejudice to the contract rights, if any, of such officer.

(iii) Resignation. Any officer may resign at any time by giving written notice to the Board and such resignation shall take effect at the date of the receipt of that notice or such later date specified therein.

(c) Vacancies. Subject to any other applicable provisions of this Agreement, the Board may fill any such vacancy in any office occurring for whatever reason.

(d) President. The President shall have such powers and duties as usually pertain to such office or as may be delegated or modified by the Board. Unless the Board shall otherwise delegate such duties, the President shall have the general powers and duties of supervision and management of the business of the Company.

(e) Treasurer. The Treasurer shall have such powers and duties as usually pertain to such office or as may be delegated or modified by the Board or the President. Unless the Board or the President shall otherwise delegate such duties, the Treasurer shall have custody of the Company funds and securities, shall keep full and accurate account of receipts and disbursements in the books of the Company and shall otherwise be responsible for the financial affairs of the Company.

(f) Vice Presidents. The Board may appoint one or more Vice-Presidents. The Vice Presidents shall have such powers and duties as usually pertain to such office or as may be delegated or modified by the Board. Unless the Board shall otherwise delegate such duties, the Vice Presidents shall have the duties and powers designated by the President.

(g) Secretary. The Secretary shall have such powers and duties as usually pertain to such office or as may be delegated or modified by the Board. Unless the Board shall otherwise delegate such duties, the Secretary shall give notice of Board and Member meetings, record the proceedings and actions of the Board and Members and maintain records relating to the transfer of Units.

(h) Initial Officers. The following Persons are hereby elected and appointed to the offices set opposite their names to hold office and exercise the powers and responsibilities of such office in accordance with this Agreement until such time as their successors are duly elected and qualified:

Name	Office
H. Richard Jarboe	President
Dona Cramer	Treasurer
Patrick N. Barker	Vice President(s)
Timothy C. Barker	Secretary

(i) Compensation. Officers shall be entitled to receive compensation from the Company for such officer's service as an officer as determined by the Board.

6.8 Indemnification.

(a) General Provisions. Except as otherwise set forth herein, Directors and officers of the Company, members of any committee, and their respective Affiliates, officers, agents and employees (herein referred to as an "Indemnitee"), shall be indemnified, held harmless and defended by the Company (out of Company assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable attorneys' fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which the Indemnitee may be a party or otherwise involved, or with which the Indemnitee may be threatened, by reason of any action or omission of the Indemnitee (or the Indemnitee's employee) in connection with the conduct of Company affairs. Such indemnification extends to the Indemnitee in its capacity, at the time the cause of action arose or thereafter, as an officer of the Company, member of any committee or as a director, officer, partner, employee or other agent of any other organization in which the Company owns an interest or of which the Company is a creditor, which other organization the Indemnitee (or its employee) serves in such capacity at the request of the Company (whether or not the Indemnitee or its employee continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened). The indemnification set forth herein shall not extend to actions or omissions of the Indemnitee (or its employee) which shall have been finally adjudicated (by settlement or otherwise) in any such action, suit or proceeding to have constituted actual fraud, willful misconduct or gross negligence. In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all

matters covered by the settlement. The foregoing right of indemnification shall be in addition to any rights to which any Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee.

(b) Advance Payment of Expenses. The Company shall pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Indemnitee to repay such payment if he or she shall be determined to be not entitled to indemnification therefor as provided herein; provided, however, that in such instance the Indemnitee is not commencing an action, suit, or proceeding against the Company, or defending an action, suit or proceeding commenced against him or her by the Company or any Member thereof or opposing a claim by the Company or any Member thereof arising in connection with any such potential or threatened action, suit or proceeding.

(c) Insurance. The Company may purchase and maintain insurance with such limits or coverages as the Board reasonably deems appropriate, at the expense of the Company and to the extent available, for the protection of any Indemnitee against any liability incurred by such Indemnitee in any such capacity or arising out of his or her status as such, whether or not the Company has the power to indemnify such Indemnitee against such liability. The Company may purchase and maintain insurance for the protection of any officer, director, employee, consultant or other agent of any other organization in which the Company owns an interest or of which the Company is a creditor against similar liabilities, whether or not the Company has the power to indemnify him or her or it against such liabilities. Any amounts payable by the Company to an Indemnitee pursuant to the provisions of **Section 6.7(a)** hereof shall be payable first from the proceeds of any insurance recovery pursuant to policies purchased by the Company and then from the other assets of the Company, provided that the foregoing shall not affect the Company's obligation to advance expenses pursuant to **Section 6.7(b)** hereof in circumstances in which the insurance company who has issued such policy will not advance such expenses.

ARTICLE 7

TRANSFERS

7.1 Prohibited Transfers.

(a) No Member may Transfer any or all of its Units (i) if such Transfer would subject the Company to the reporting requirements of the Securities Exchange Act of 1934, as amended, (ii) if such Transfer would cause the Company to be terminated as a partnership (or otherwise to lose its status as a partnership) for federal income tax purposes or cause the Company to be classified as a "publicly traded partnership" within the meaning of Code Section 7704, or (iii) if such Transfer is in violation of applicable United States federal or state securities laws (including, without limitation, the Securities Act).

(b) Subject to compliance with the terms of this Agreement, Members may only Transfer any or all of its Units as a part of a Permitted Transfer or as otherwise consented to by all of the non-transferring Members.

(c) Subject to Section 7.1(a) or as otherwise provided in this Agreement, any Member may Transfer, any or all of its Units to a transferee in each of the following cases (each a "Permitted Transfer"): (i) as part of a Public Sale of the Company's securities; (ii) to an Affiliate; provided, that the transferee is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act; provided, further, that, in the case of a Permitted Transfer pursuant to clause (ii), such transferee shall receive and hold such Units subject to the provisions of this Agreement in the same manner as the transferor.

(d) Any attempted Transfer of Units other than in accordance with this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of Units pursuant to any such purported Transfer.

(e) Any Change of Control with respect to a Member which occurs at the level of an entity, all or substantially all of the assets of which consist, directly or indirectly, of Interests, shall be considered for purposes of this Agreement to be a Transfer occurring under **Section 7.1(b)** above and if not permitted by **Section 7.1(c)**, as appropriately modified to reflect the upper-tier nature of such Transfer, any such Change

of Control shall constitute a default hereunder by the respective Member and shall result in the defaulting Member ceasing to be entitled to receive any distributions of any kind hereunder during the pendency of such default.

7.2 Substitute Members. No transferee or assignee under this **Article 7** of all or part of a Member's Interest hereof shall become a Substitute Member in place of the transferor of such Interest unless and until:

(a) The transferor has stated such intention in a written instrument of assignment;

(b) The transferee has executed an instrument agreeing to be bound by the terms and conditions of this Agreement; and

(c) If required by the Board, the transferor has furnished the Company with an opinion of counsel, satisfactory to the Board, that the proposed Transfer will not have any of the consequences described in **Section 7.1**.

Upon satisfaction of all of the foregoing conditions with respect to a particular transferee, this Agreement (including **Exhibit A**) shall be duly amended to reflect the admission of the transferee as a Substitute Member. The Transfer of any Interest in violation of the prohibition contained in this **Section 7** shall be deemed invalid, null and void, and of no force or effect. Any Person to whom an Interest is attempted to be transferred in violation of this **Section 7** shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company or otherwise have any rights in connection with the Interests.

7.3 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to **Section 7.2** hereof, a transferee of a Member's Interest shall not be entitled to exercise any rights of a Member of the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company's business, or the right to inspect the Company's books and records. Such transferee shall only be entitled to receive, to the extent of the Interest transferred to it, the distributions to which the transferor would be entitled; provided, however, that unless waived in writing by the Members, such transferee shall not be entitled to receive any distributions from the Company until such time as the Company has received an opinion of counsel from the transferee that the transferee's receipt of any such distributions will not cause the

Company to violate any federal or state securities or other laws, rules or regulations. A transferee who has become a Substitute Member shall have, to the extent of the Interest transferred to it, all the rights and powers of the Member for which it is substituted and shall be subject to the restrictions and liabilities of a Member under this Agreement and the Act.

ARTICLE 8

DISSOLUTION

8.1 Dissolution of the Company. The Company shall be dissolved only upon (i) approval by the Board and a Supermajority in Interest, (ii) the sale of substantially all of the assets of the Company, or (iii) the entry of a decree of judicial dissolution under Section 17-76,117 of the Act. The dissolution or Bankruptcy of Gateway Holdco, L.L.C., shall not cause the dissolution of the Company or terminate the Company's legal existence.

8.2 Winding Up of the Company. Upon a dissolution of the Company, (i) the Company assets will be deemed sold and any Profits or Losses resulting from the deemed sale or otherwise during the Fiscal Year in which the liquidation occurs shall be allocated to the Members in accordance with **Section 5.4** or **5.5** and (ii) the Board shall take full account of the Company's assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof and as shall be necessary to timely make the distributions below described, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company's debts and liabilities to third parties, including establishment of any necessary contingency reserves;

(b) Second, to the payment and discharge of all of the Company's debts and liabilities to the Members;

(c) Third, to the Members in satisfaction of liabilities for distribution under the Act;

(d) Fourth, to the Members in amounts equal to their positive Capital Account balances (or, if there are insufficient funds, to the Members in proportion to their

positive Capital Account balances), after giving effect to all contributions, distributions and allocations for all periods; and

8.3 No Deficit Make-Up. Notwithstanding anything to the contrary contained in this Agreement, upon dissolution of the Company, if a Member's balance in its Capital Account is negative, such Member shall not be obligated to contribute any amounts to the Company to bring the balance of such member's Capital Account to zero.

8.4 Distribution in Kind. Any Company property distributed in kind in the liquidation shall be valued by a reputable appraiser of recognized standing in the valuation of such property, which appraiser shall be selected by the Investor Holder. The difference between the value of any item of Company property distributed in kind and its book value shall be treated as a gain or loss on the disposition of Company property and shall be allocated among the Members as provided in **Article 5**.

ARTICLE 9

BOOKS OF ACCOUNT; REPORTS; TAX MATTERS PARTNER

9.1 Accounting, Books and Records. The Company shall maintain at its principal places of business in Pratt, Kansas, or such other places as the Board shall determine, books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with generally accepted accounting principles consistently applied and, to the extent inconsistent therewith in accordance with this Agreement. The Company shall, as determined by the Board, use either the cash method or the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly.

9.2 Reports.

(a) Commencing with the first full year of operations by any Subsidiary of the Company, the Company shall engage an independent certified public accounting firm to conduct an annual audit of the books and financial records of the Company and to assist in the coordination of the financial matters of the Company.

(b) Within ninety (90) days after the end of each Fiscal Year, the Company shall transmit to each Member and Director financial statements based upon the annual audit of the books and financial records of the Company, prepared in accordance with generally accepted accounting principles, and, to the extent inconsistent therewith, in accordance with this Agreement, including the following:

(i) a copy of the balance sheet of the Company as of the last day of such Fiscal Year;

(ii) a statement of income or loss for the Company for such Fiscal Year;

(iii) a statement of the Members' Capital Accounts and changes therein for such Fiscal Year; and

(iv) a statement of Company cash flow for such Fiscal Year.

(c) Within forty five (45) days after the end of each quarter of the Fiscal Year, the Company shall transmit to each Member and Director unaudited quarterly financial statements.

(d) The Company shall use reasonable efforts to transmit to each Member, within ninety (90) days after the close of each Fiscal Year, a report indicating such Member's share of all items of income or gain, expense, loss or other deduction and tax credit of the Company for such Fiscal Year, and such additional information to enable the Members to complete their respective tax returns.

9.3 Fiscal Year. The fiscal year of the Company shall be the calendar year or such fiscal year as shall be selected by the Board (the "Fiscal Year").

9.4 Company Funds. All funds of the Company shall be deposited in its name in a separate bank account or accounts or in an account or accounts of a savings and loan association or brokerage firm as shall be determined by the Board.

9.5 Tax Matters.

(a) Tax Matters Member. Holdco shall serve as the Company's "Tax Matters Member" pursuant to Code Section 6231 and in a similar capacity under any applicable state or local law. In such capacity the Tax Matters Member is hereby

authorized and empowered to act for and represent the Company and each of the Members, after giving due consideration to the opinions and preferences of the other Members, before (i) the Internal Revenue Service (the "Service") in any audit or examination of any Company tax return, and (ii) any court selected by the Members for judicial review of any adjustment assessed by the Service. The Members specifically acknowledge, without limiting the general applicability of this **Section 10.5(a)**, that the Tax Matters Member shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as the Tax Matters Member, provided it used reasonable business judgment with respect to the action taken. All out-of-pocket expenses incurred by the Tax Matters Member in its capacity as the Tax Matters Member shall be considered expenses of the Company for which the Tax Matters Member shall be entitled to full reimbursement.

(b) Tax Partnership. The Members intend that the Company shall be classified as a partnership for federal income tax purposes, and the Company shall not take any actions that may cause the Company to lose its classification as a partnership for federal income tax purposes.

(c) Section 754 Election. The Board may, at its option and without any further consent of the Members being required, make any and all elections for federal, state, local, and foreign tax purposes to adjust the basis of property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local, or foreign law, in connection with Transfers of Units and Company distributions, upon request for such election by any Member.

ARTICLE 10

MISCELLANEOUS

10.1 Agreement for Further Execution. The Members agree to sign, swear or acknowledge any certificates or filings required by the laws of the State of Kansas or any other state, to sign, swear or acknowledge any amendment or cancellation of such certificate or filings whether or not such amendment or cancellation is required by law; to sign, swear or acknowledge such other certificates, filings, documents or affidavits of assumed name, trade name or the like (and any amendments or cancellations thereof that may be required for conduct of the Company's business) and to cause the filing of any of the same for record wherever such filing shall be required by law. This

Section 11.1 shall not prejudice or affect the rights of the Members to approve certain amendments to this Agreement as herein provided.

10.2 Expenses. The Company shall pay all expenses incurred by the Members in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated hereby, including but not limited to all reasonable fees and disbursements of counsel.

10.3 Amendments. No alteration, modification or amendment of this Agreement shall be made unless in writing and approved by all Members. Notwithstanding the foregoing, the Board may amend this Agreement without the consent of the Members (a) to cure any ambiguity, (b) to correct or supplement any inconsistent or incomplete provisions, (c) to correct any clerical errors, (d) to reflect the Transfer or issuance of Interests and the admission of a new Member made in accordance with this Agreement and (e) to delete or add provisions required by federal, state or local law, the Securities and Exchange Commission, the Service, a state securities or "blue sky" commission, a state revenue or taxing authority or any other similar entity or official.

10.4 Notices.

(a) Any notice to be given under this Agreement shall be made in writing and sent by express, registered or certified mail, return receipt requested, postage prepaid, fax, or commercial delivery service, addressed as set forth below:

(i) If to the Company:

GATEWAY ETHANOL, L.L.C.
Attn: President
307 S. Main Street
Pratt, Kansas 67124

Phone: (620) 672-2814
Fax: (620) 672-3142

and to:

Gordon B. Stull
STULL & WOOD, L.L.C.
P.O. Box 345
Pratt, Kansas 67124

Phone: (620) 672-9446
Fax: (620) 672-3228

(ii) If to any Member, such notice shall be mailed to the address of the Member appearing on the records of the Company.

(b) Any Member may change the address to which notice is to be sent by giving notice of such change to the Company in conformity with this **Section 11.4**.

(c) Any such notice shall be deemed to be delivered, given and received for all purposes as of the date delivered if delivered by a commercial delivery service or by confirmed facsimile, or as of the date on which such notice was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by express, registered or certified mail.

10.5 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas, without giving effect to any of the conflicts of laws or choice of law principles thereof that would compel the application of the substantive laws of any other jurisdiction.

10.6 Additional Members. Each substitute, additional or successor Member shall become a signatory hereof by signing such number of counterparts of this Agreement and such other instrument or instruments and in such manner as the Board shall determine. By so signing, each substitute, additional or successor Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no such counterpart shall be binding until it shall have been signed by the Company.

10.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

10.8 Delays or Omissions. No delay or omission in exercising any right, power, or remedy accruing to any party under this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and signed by the party charged with such waiver and such waiver shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall together constitute one instrument.

10.10 Titles and Subtitles. Titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.11 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

10.12 Number of Days. In computing the number of days for the purpose of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

10.13 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

10.14 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.15 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties' expectations regarding this Agreement. Otherwise, the parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.16 Consent to Jurisdiction. The parties irrevocably consent to the non-exclusive jurisdiction and venue of the state courts located in Pratt, Kansas and the United States District Court for the District of Kansas in connection with any action relating to this Agreement.

10.17 Consent to Contractual Agreements.

(a) The Company and Holdco consent to the provisions of Section 1.7 of the Ethanol Purchase and Sale Agreement between Noble Americas Corp. and Gateway Ethanol, L.L.C., and its addendums relating to Noble Americas Corp. governance, investment, and redemption of investment in the Company.

(b) The Company and Holdco consent to the provisions of Section 2(g) to the Master Agreement between Cargill Incorporated and Gateway Ethanol, L.L.C., and its addendums relating to Cargill's investment and redemption of investment in the Company.

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement of GATEWAY ETHANOL, L.L.C. as of the day and year first above written.

GATEWAY HOLDCO, LLC

By: ______________________

Name: H. Richard Jarboe

Title: President

EXHIBIT A

	CAPITAL	UNITS
GATEWAY HOLDCO, L.L.C.	**$21,100,000.00**	**21,100,000**